Exhibit 10.3

Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

dated October 31 2017

between

Orphazyme A/S

and

KU Center for Technology Commercialization, Inc.

and

University of Kansas

and

Kansas Life Sciences Development Company, Inc.

and

UCL Business PLC

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of October 31, 2017 by and among the KU CENTER FOR TECHNOLOGY COMMERCIALIZATION, INC. d/b/a KU Innovation and Collaboration, having its principal place of business at 2029 Becker Drive, Suite 142, Lawrence, KS 66047, hereinafter referred to as “KUCTC,” UNIVERSITY OF KANSAS, on behalf of University of Kansas Medical Center, having its principal place of business at 3901 Rainbow Boulevard, Kansas City, Kansas 66160, hereinafter referred to as “KUMC,” KANSAS LIFE SCIENCES DEVELOPMENT COMPANY, INC., having its principal place of business at 3901 Rainbow Boulevard, Kansas City, Kansas 66160, hereinafter referred to as “KLSDC,” and collectively, with KUCTC and KUMC, “Kansas,” UCL BUSINESS PLC, having its principal place of business at 97 Tottenham Court Road, London W1T 4TP, UK, hereinafter referred to as “UCLB,” and ORPHAZYME A/S, having its principal place of business at Ole Maaløes Vej 3, DK-2200 N, Copenhagen, Denmark, hereinafter referred to as “Licensee.” For purposes of this Agreement: (a) each of Kansas and UCLB will be referred to as the “Licensor” and (b) each of Kansas, UCLB and Licensee shall be referred to as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, certain data and know-how have been generated in the course of research in connection with the Study (as defined below) conducted by and on behalf of the University of Kansas (“KUMC”) and University College London (“UCL”);

WHEREAS, KUMC and KUCTC have an agreement wherein KUCTC is the manager of intellectual property owned by KUMC;

WHEREAS, UCL has assigned to UCLB all of its right, title and interest in and to any data and know-how generated in the course of research in connection with the Study undertaken at UCL;

WHEREAS, each of the Licensors desires that certain data and know-how generated in the Study be developed and utilized to the fullest extent so that their benefits can be enjoyed by the general public;

WHEREAS, Licensee wishes to obtain from each of the Licensors a license to all of the data and know-how generated in the Study for the commercial development, production, manufacture, use and sale of Licensed Products, and each of the Licensors is willing to grant such a license upon the terms and conditions hereinafter set forth;

WHEREAS, certain data and know-how generated in the Study were developed in the course of research sponsored in part by the U.S. Government, and as a consequence are subject to overriding obligations of Kansas to the U.S. Government;

NOW THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1

“Affiliate” means any company or other business entity that, directly or indirectly, controls, or is controlled by, or is under common control by Licensee. Solely for purposes of this definition, the term “control” means the possession of the power to direct or cause the direction of the management and policies of the entity, whether through ownership of voting securities or by contract. Control will be presumed if an entity owns, either of record or beneficially, at least fifty percent (50%) of the voting stock of the other entity. An entity will be deemed an Affiliate only while such ownership or control relationship continues.

1.2

“Commercially Diligent Efforts” means, with respect to a Licensed Product, the diligent exercise, dedication and expenditure of efforts, money, personnel, and resources as reasonably needed to develop, manufacture, market and sell the Licensed Product. Such efforts shall be documented and must be consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to the Licensed Product. At a minimum, Commercially Diligent Efforts shall be based upon the development plan, attached as Exhibit B and incorporated by reference, submitted to each of the Licensors by Licensee as required under Article 5. In determining Commercially Diligent Efforts with respect to a particular Licensed Product, Licensee may not reduce such efforts due to the competitive, regulatory or other impact of any other product or method that it owns, licenses or is developing or commercializing for the Intended Indication.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.3	“Effective Date” means the date first set forth above.

1.4

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.5

“Fair Market Value” means the cash consideration which Licensee or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.6	“FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.7	“Field of Use” means any use or purpose, including the treatment, palliation, diagnosis or prevention of any human disease, disorder or condition.

1.8	“Grant” means that certain Food and Drug Administration grant assigned grant number 1R01FD004809-01A2.

1.9

“Insolvent” means being unable to meet one’s debt obligations to another Entity as such debt obligations become due and not being able to provide reasonable financial assurances of becoming able to meet such obligations.

1.10

“IND” means any Investigational New Drug application, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any supplements or amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the United States (such as a Clinical Trial Application in the countries that are officially recognized as member states of the European Union).

1.11	“Intended Indication” means the treatment, palliation, diagnosis or prevention in humans of sporadic Inclusion Body Myositis.

1.12

“Licensed Data” means in relation to each Licensor, any and all data (in anonymized form, except as provided in Section 2.2) generated during the conduct and analysis of the Study (including but not limited to the trial master file and any Study reports) and any relevant data (in anonymized form, except as provided in Section 2.2) from any prior and/or related preclinical and clinical investigational study in that Licensor’s possession (including without limitation as required for the purpose of filing a new drug application or marketing authorisation application (or other comparable filings) to regulatory authorities for registration and market authorization and pricing and reimbursement approval (as applicable)) of arimoclomol in treatment of sIBM, and any inventions and other know-how included in any such data.

1.13

“Licensed Product” means any pharmaceutical product containing arimoclomol as an active ingredient, in all forms, presentations and formulations (including manner of delivery, dosage and combinations with other therapeutic agents).

1.14

“Net Sales” means the gross revenue and other consideration paid or given to or received by or on behalf of Licensee or its Affiliates or Sublicensees for Licensed Products for the Intended Indication which are sold, leased or otherwise commercialized by or for Licensee or any of its Affiliates or Sublicensees; however, sales or other transfers of Licensed Products (a) between Licensee and any Sublicensee and its respective Affiliates (except where such Affiliates or Sublicensees are end users or consumers) or (b) in connection with any sale of the Licensee (including any asset sale to any acquirer) shall in case of clauses (a) and/or (b) be excluded from the computation of Net Sales, and no payments will be payable to any Licensors on such sales or transfers, provided always that the royalties due under this Agreement are paid to the Licensors on the subsequent sale of the Licensed Product by the relevant Affiliate or Sublicensee or acquirer; it being understood and agreed that “Net Sales” shall be reduced by the following documented deductions directly attributable to the sale of such Licensed Product:

a.	quantity and/or patient program discounts, retroactive price reductions, charge-back payments and rebates actually granted to purchases of a Licensed Product;

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

b.	allowances or credits to third parties for damaged goods, rejections or returns, including such Licensed Product returned in connection with recalls or withdrawals;

c.

taxes, regulatory fees (including but not limited to annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), tariffs and duties levied on, absorbed or otherwise imposed on the sales of a Licensed Product by a governmental authority, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, to the extent borne by Licensee (or its Affiliates or Sublicensees); and

d.

outbound transportation charges, including freight, postage, customs charges, shipping and insurance charges for delivery of such Licensed Product, provided in each case that the amounts are separately charged to the purchaser on the relevant invoice.

A Licensed Product shall be considered sold when it is shipped, delivered, or invoiced, whichever is earlier. No deductions shall be made from Net Sales for commission paid to individuals whether they are with independent sales agencies or are regularly employed by Licensee or its Affiliates or Sublicensees and are on its or their payroll, or for the cost of collections. Subject to the terms and conditions of this Agreement, in the event Licensee transfers a Licensed Product to a third party in a bona fide arm’s length transaction, for consideration, in whole or in part, other than cash, then the Net Sales price for such Licensed Product shall be deemed to be the standard invoice price then being invoiced by Licensee in an arm’s length transaction with similar companies and in the absence of such standard invoice price, then the reasonable Fair Market Value of the Licensed Product. Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with generally accepted accounting practices.

If Licensee or any Affiliate or Sublicensee sells, leases or otherwise commercializes any Licensed Product at a reduced fee or price for the purpose of promoting other products, goods or services or for the purpose of facilitating the sale, license or lease of other products, goods or services, then Licensee shall pay to the applicable Licensors a royalty under Article 4 based upon the Fair Market Value of the License Product.

1.15

“Patent Rights” means, in respect of each Licensor, and solely with respect to inventions that were discovered, generated, invented or improved by or on behalf of that Licensor or its Affiliates (including without limitation any and all employees any Licensor or its Affiliates) during the conduct and analysis of the Study, all rights, title and interests in and to (a) all national, regional and international patents and patent applications filed in any country of the world including provisional patent applications and all supplementary protection certificates, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including any continuation, continuation-in part, divisional, provisional, converted provisionals and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications; it being understood and agreed that “Patent Rights” shall be limited to all of the foregoing as and to the extent generated during the conduct and analysis of the Study.

1.16	“Study” means the clinical trial for testing arimoclomol in sporadic Inclusion Body Myositis (“sIBM”) that is the subject of the Grant.

1.17

“Sublicensee” means any party other than an Affiliate which enters into an agreement or arrangement with Licensee and receives a license grant from Licensee to use the Licensed Data and/ or Patent Rights to manufacture, have manufactured, offer for sale, sell, lease, use, practice, and/or import the Licensed Product for the Intended Indication, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export laws and regulations.

1.18	“Territory” means worldwide.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 2. LICENSE GRANT

2.1	Exclusive License to Licensed Data, and Patent Rights

Subject to the terms and conditions set forth herein, each Licensor hereby grants to Licensee, in consideration of the royalties payable under Article 4 and issuance of the Shares pursuant to and in accordance with Article 6, a royalty-bearing exclusive license of its rights in and to and under the Licensed Data, and Patent Rights to research, develop, make, have made, use, offer for sale, sell, import and/or otherwise commercialize the Licensed Product in the Field of Use throughout the Territory. This grant is subject to any rights of the Government of the United States as set forth in Section 2.3. Licensee covenants and agrees to [*] within [*] following the Effective Date [*] in connection with [*] this Agreement (which [*], as at the Effective Date are as follows: [*]).

2.2	Exclusions to Licensed Data

The Parties acknowledge that the Licensed Data shall be provided to Licensee in anonymized form, except as provided in this Section 2.2. Nothing in this Agreement shall oblige UCLB to disclose or provide to Licensee any data which constitutes “personal data” or “sensitive personal data” under the United Kingdom’s Data Protection Act 1998 (as amended) or which would constitute “personal data” under the General Data Protection Regulation 2016/679 and/or any implementing or replacement legislation applicable in the United Kingdom from time to time during the Term, and any such data is excluded from the Licensed Data and the scope of the rights granted to Licensee under this Agreement; it being understood and agreed that the Parties shall from time to time negotiate mutually satisfactory agreements that provide for the sharing of the data on a non-anonymized basis if, but only to the extent, compliant with all of the applicable laws referred to in this Section 2.2.

2.3	Reserved Rights

The license granted in Section 2.1 hereof is expressly made subject to the following:

(a)    The license granted in Section 2.1 is subject to the following rights retained by each Licensor and by each of their Affiliates, in UCLB’s case including but not limited to UCL, to:

(i)

publish the general scientific findings from research conducted in whole or in part by any Licensor or by UCL as part of the Study or using or otherwise related to the Licensed Data and/ or Patent Rights following [*] prior written notice to the Licensee;

(ii)	use, practice, or transfer the Licensed Data and Patent Rights for research, teaching and other educationally-related purposes including performance of the Study; and

(iii)

permit all other non-profit and/or academic research institutions the right to use the Licensed Data and Patent Rights, and to practice use of any Licensed Data and Patent Rights, for such organizations’ internal non-commercial research purposes.

(b)    The license granted in Section 2.1 is subject to a non-exclusive, irrevocable, royalty-free license heretofore granted to the U.S. Government. The Parties agree that, notwithstanding any use of descriptive terms such as “exclusive” in this Agreement, the U.S. Government has certain rights in the Licensed Data and/or Patent Rights as set forth in 37 CFR 401. Licensee agrees to comply with all obligations resulting from such government rights, including, but not limited to, the requirement that any products sold in the United States based upon such technology must be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204. Kansas will offer reasonable assistance in obtaining a waiver of the requirements set forth in this Section 2.4 upon Licensee’s request where such waiver is applicable.

2.4	Affiliates

Licensee may extend the license granted herein to any Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee. Licensee shall ensure that its Affiliates comply fully with the terms of this Agreement and shall be responsible for any breach of or non-compliance with this Agreement by its Affiliates as if the breach or non-compliance had been a breach of or non-compliance with this Agreement by Licensee. Licensee shall ensure that if any Affiliate ceases to be an Affiliate as a result of a change of Control or otherwise,

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

that former Affiliate immediately upon such cessation (i) ceases all use or exploitation of the Licensed Data and/or Patent Rights and ceases developing, manufacturing, having manufactured, using, selling and/or having sold Licensed Products, and (ii) returns to Licensee or destroys any documents or other materials in the former Affiliate’s possession or under its control and that contain the Licensed Data or the Licensors’ or UCL’s confidential information.

2.5	Sublicensing

Each Licensor hereby grants to Licensee the right to enter into sublicensing agreements with Sublicensees, provided that Licensee shall (i) notify each Licensor in writing of every sublicense agreement and each amendment thereto within [*] after their execution, and indicate the name of the Sublicensee, the territory of the sublicense, the scope of the sublicense, and [*] thereunder, and (ii) upon request, provide each Licensor with a copy of each sublicense granted by Licensee hereunder, and any amendments thereto or terminations thereof. Licensee shall ensure that each such sublicense agreement shall include obligations on the Sublicensee which are consistent with the obligations on Licensee under this Agreement and prohibits the Sublicensee from granting further sublicenses of its rights in relation to the Licensed Data and/or Patent Rights to any third party (other than distributors and wholesalers as part of any marketing of the Licensed Product, in which case such distributors and wholesalers shall be deemed to be “Sublicensees” under this Agreement). If this Agreement is terminated for any reason, [*]. Licensee shall, prior to execution of each sublicense, make the intended Sublicensee(s) aware of this contingency. Licensee shall ensure that each Sublicensee complies fully with the terms of the relevant sublicensing agreement and shall be responsible for any breach of or non-compliance with a sublicensing agreement by its Sublicensees as if the breach or non-compliance had been a breach of or non-compliance with this Agreement by Licensee.

2.6	IND Transfer

Kansas shall (a) at Licensee’s option, either close or inactivate each of the IND(s) for such Licensed Product, or transfer such IND(s) to Licensee, and (b) with Licensee’s input, complete all relevant activities related to such IND as required for Licensee to assume regulatory ownership, as applicable, all within [*] after Licensee’s notice, including the delivery of true, complete, and executed copies of (i) a letter from Kansas to the FDA confirming transfer of the IND to Licensee (which letter shall provide that the transfer shall be effective as of December 14, 2017), (ii) Form 1571, (iii) Form 1572, (iv) Form 3674, and (v) any relevant IRB compliance documents (collectively, the “IND Transfer”), all of which shall be attached hereto as Exhibit C and the information therein shall be true and correct as of December 14, 2017, the effective date of transfer. Licensee shall retain legal counsel to provide direction to Kansas and coordinate all steps of the IND Transfer. Licensee shall bear all costs related to the IND Transfer. Subject to compliance by Kansas with this Agreement, Licensee shall ensure that the IND Transfer is implemented in a timely manner and that it shall not affect the progress of the Study.

ARTICLE 3. TERM OF AGREEMENT

3.1

This Agreement shall be in full force and effect, on a country-by-country basis, for the period from the Effective Date until the date that is ten (10) years from the first commercial sale of the Licensed Product in such country (on a country-by-country basis, the “Term”), unless otherwise terminated by operation of law or by acts of the Parties pursuant to the terms of this Agreement.

3.2

The license rights granted to Licensee under Section 2.1 shall terminate upon termination (but not expiration) of this Agreement in accordance with the terms of this Agreement, and Licensee shall thereafter (and ensure that its Affiliates and Sublicensees) make no further use of the Licensed Data and/or Patent Rights whatsoever and to the extent that the Licensed Data is not in the public domain as at the date of termination, shall (and ensure that its Affiliates and Sublicensees) promptly destroy all copies of the Licensed Data in its (or their) possession (other than the retention of one copy for recording keeping purposes). Upon expiration of the Term, Licensee shall have a fully-paid up, irrevocable, royalty-free, exclusive license in and to and under the Licensed Data and Patent Rights to research, develop, make, have made, use, offer for sale, sell, import and/or otherwise commercialize the Licensed Product in the Field of Use throughout the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 4. ROYALTIES

4.1	Royalty

As consideration for the licenses under this Agreement, Licensee shall pay to the applicable Licensors in the aggregate an earned royalty of two percent (2%) of Net Sales, and each of KUCTC and UCLB, as applicable, shall receive [*] of each such royalty payment. Earned royalties shall accrue in each country for the duration of the Term in such country. For clarity, any royalties shall only be paid once with respect to the sale of any Licensed Product (and, therefore, will not cover any resales).

ARTICLE 5. COMMERCIAL DILIGENCE & MILESTONES

5.1	Commercial Diligence

Upon execution of this Agreement, Licensee shall use Commercially Diligent Efforts to develop, manufacture, practice, sell and use the Licensed Products in order to make them readily available to the general public. In addition, Licensee shall use Commercially Diligent Efforts to perform the development plan for the Study attached as Exhibit B, subject to performance by each of the Licensors of the matters contemplated by the development plan.

5.2	Reporting

Licensee shall provide to each Licensor [*] a written report setting out (in reasonable detail) (i) all activities conducted by Licensee and its Affiliates and Sublicensees since the Effective Date or since the date of the previous report (as appropriate) to develop, manufacture, practice, sell and use the Licensed Products in order to make them readily available to the general public, and (ii) the current and projected activities being taken or planned to be taken by Licensee and its Affiliates and Sublicensees to bring Licensed Products to market, and to maximize the sale of Licensed Products in the Territory.

5.3	Annual Meeting

Licensee will on either Licensor’s request meet (in person or by tele or video conference) with the relevant Licensor at least once per calendar year to discuss progress with regard to the development and commercialisation of Licensed Products and Licensee’s efforts to maximize sales of Licensed Products in the Territory.

5.4	Delivery of the Study Report

Licensee shall deliver to each Licensor a copy of the final clinical study report for the Study within [*] following the [*] of the Study.

5.5	Inclusion of Licensed Data in NDA and MAA and pricing and reimbursement approvals

Licensee covenants and agrees that it shall promptly withdraw all references to Licensed Data (other than with respect to references solely for purposes as safety data) in all New Drug Applications or Marketing Authorisation Applications (or other comparable filings) and/or pricing and reimbursement approvals (or applications therefor) filed by or on behalf of Licensee, any Sublicensee, or their respective Affiliates following any termination (other than expiry) of this Agreement.

5.6	Reporting for Impact Purposes

Licensee acknowledges that part of each Licensors’ purpose in licensing the Licensed Data and/or Patent Rights to Licensee pursuant this Agreement is to ensure that the Licensed Data and/or Patent Rights are made available for use and commercial exploitation with the intention of benefitting society and the economy. In order to enable each Licensor to monitor the benefit that they are providing, and to enable each Licensor to demonstrate the impact of its research activities, to society and the economy, Licensee will provide to each Licensor on [*] during the Term and for a period of [*] thereafter a written report describing in reasonable detail how it has used the Licensed Data and/or Patent Rights and the societal and economic benefits generated therefrom. Licensee acknowledges that each Licensor shall be entitled to make use of any written reports received from Licensee (and the information contained therein) pursuant to this Section 5.6 in applications for research or other grant related funding and in submissions to Higher Education funding bodies such as HEFCE and/ or HEIF (or any replacements for either of those entities) and like entities.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 6. EQUITY OWNERSHIP

6.1	Stock

(a)    In consideration of the rights granted to Licensee by each of the Licensors in this Agreement (and solely in the case of KLSDC but not UCLB, following completion of the IND Transfer), Licensee will issue or otherwise deliver to KLSDC and UCLB, as applicable, ordinary shares of Licensee (being class A-shares if the Licensee’s shares are not listed or authorized for trading as further set out below) with a nominal value of DKK 1.00 per share (the “Shares”) in accordance with this Article 6.1. Such Shares will be issued or registered, as applicable, in the name of KLSDC and UCLB, as applicable.

(b)    Subject to Article 6.1(f), following the end of each calendar year, Licensee shall issue or otherwise deliver to KLSDC and UCLB, as applicable, a total number of Shares equal to:

(i)

The aggregate amount of cash funding the Licensors reported to have spent under the Grant in the Licensors’ reports to the FDA of funds spent under the Grant (hereinafter the “Reports”) submitted during the preceding calendar year converted into DKK at a fixed exchange rate of [*] DKK per 1 USD (which amount, in the aggregate (i.e. under all Reports, for all calendar years aggregated, and for KLSDC and UCLB combined) shall be capped at the DKK equivalent of USD 2,500,000 (Two Million Five Hundred Thousand Dollars) using the same exchange rate)

divided by

(ii)	the DKK value attributed to each Share (in accordance with Article 6.1 (c)) below:

(c)    The DKK value attributed to each Share shall be:

(i)

if Licensee’s ordinary shares are not listed or authorized for trading on any recognized national securities exchange (including NASDAQ, NYSE, or NASDAQ Copenhagen) at the date of the issuance of the Shares (the “Relevant Date”), [*] DKK; or

(ii)

if Licensee’s ordinary shares are listed or authorized for trading on any recognized national securities exchange (including NASDAQ, NYSE, or NASDAQ Copenhagen) at the Relevant Date, the average closing price in DKK of Licensee’s ordinary shares on the applicable national securities exchange for the [*] days immediately preceding (and not including) the Relevant Date.

For the avoidance of doubt, Licensee shall issue or otherwise deliver [*] of the total number of Shares to KLSDC and [*] of the total number of Shares to UCLB.

By way of example, if (a) the Licensee’s ordinary shares are listed or authorized for trading on NASDAQ Copenhagen and the average closing price of Licensee’s ordinary shares for the [*] days immediately preceding the date of issuance was DKK [*], and (b) the amount of the reported Grant spending was DKK[*], then each of KLSDC and UCLB would receive [*] ordinary shares.

(d)    To the extent possible under applicable law, the Licensee shall issue or otherwise deliver the Shares to KLSDC and UCLB [*]. Hence, to the extent allowed under the Danish Companies Act (in Danish “Selskabsloven”), the Shares shall: (i) be delivered to KLSDC and UCLB by the Licensee [*] (i.e. sale of Licensee’s own Shares for DKK [*] to KLSDC and UCLB); or (ii) be issued by the Licensee (without pre-emption rights being taken up by the other shareholders) [*], in accordance with section 153(1)(ii) and section 165 the Danish Companies Act or (iii) a combination of (i) and (ii).

(e)    If the Shares cannot be issued or otherwise delivered [*] to KLSDC and UCLB, KLSDC and UCLB shall - at their sole discretion - be entitled to: (i) subscribe for the Shares [*]; or (ii) terminate this Agreement in accordance with Article 12 below.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f)    The Shares shall be issued or otherwise delivered to KLSDC and UCLB, as applicable, no later than [*] provided that the Licensee has received: (i) a written notification from one or both Licensor(s) stating that (a) Licensors have submitted the Report(s) to the FDA detailing the amount of funds spent under the Grant and (b) such Report(s) were submitted in accordance with the applicable FDA standards, and (ii) a copy of such Report(s) submitted to the FDA, certified by an officer of the University of Kansas Medical Center Research Institute, Inc. (KUMCRI) to be true and complete as of such date.

(g)    Notwithstanding anything contained herein to the contrary: (i) Licensee shall only be obligated to issue or otherwise deliver Shares to Licensors one (1) time during any twelve (12) month period and (ii) in the event any of the Share calculations contemplated above result in a fractional Share amount, such fractional Share shall be rounded to the nearest whole number.

(h)    This Article 6 shall replace, supersede and cancel Articles 3.3 - 3.7 of the option agreement dated [*] entered into between the Parties regarding a Phase II clinical trial for testing arimoclomol in sIBM, and any delivery of Shares under this License Agreement shall fulfil in its entirety Licensee’s obligations to this effect under such option agreement.

ARTICLE 7. CONFIDENTIALITY

7.1

Licensee and each Licensor acknowledge that either Party may provide certain information to the other with regard to the Licensed Product that is considered to be confidential. Licensee and each Licensor shall take all reasonable precautions to protect such confidential information. Such precautions shall involve at least the same degree of care and precaution that the recipient customarily uses to protect its own confidential information, but in no circumstance less than reasonable care.

7.2

Licensee acknowledges that each Licensor is subject to the Kansas Open Records Act, K.S.A. 45-215 et seq. Each Licensor shall keep confidential any information provided to each Licensor by Licensee that Licensee considers confidential, to the extent allowable under the Kansas Open Records Act.

7.3	The provisions of Section 7.1 shall not apply to confidential information which the relevant Party can demonstrate by reasonable written evidence:

a.	was, prior to its receipt under this Agreement, in the possession of that Party and at its free disposal; or

b.	is subsequently disclosed to the relevant Party by a third party without any obligations of confidence; or

c.	is or becomes generally available to the public through no act or default of the relevant Party or its agents, employees, Affiliates or Sublicensees;

d.

the relevant Party is required to disclose by or to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the disclosing Party as soon as is reasonably practicable of such requirement, and (ii) at the disclosing Party’s request and cost seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures; or

e.	which a Party is advised by its information officer that it is required to disclose under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004.

ARTICLE 8. QUARTERLY & ANNUAL REPORTS

8.1	Annual and Quarterly Royalty Report

Within [*] days after the calendar year in which Net Sales first occur, and within [*] days after each calendar quarter thereafter, Licensee shall provide each Licensor with a written report detailing all sales and uses, if any, made of Licensed Products during the preceding calendar quarter, and detailing the amount of Net Sales made during such quarter by Licensee and each of its Affiliates and Sublicensees, broken down on a country-by country basis, and calculating the royalties due to each Licensor pursuant to Article 4 hereof. Each report shall include at least the following:

a.	number or volume of Licensed Products manufactured, leased and sold by and/or for Licensee, Affiliates and all Sublicensees;

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

b.	accounting for Net Sales, noting the deductions applicable as provided in Section 1.13;

c.	total royalties due to KUCTC and UCLB, as applicable; and

d.	names and addresses of all Affiliates and Sublicensees.

Each report shall be in substantially similar form as Exhibit “A” attached hereto. Each such report shall be signed by an officer of Licensee (or the officer’s designee). With each such report submitted, Licensee shall pay to each Licensor the royalties and fees due and payable under this Agreement. If no royalties shall be due, Licensee shall so report. Licensee’s failure to submit a royalty report in the required form will constitute a breach of this Agreement. Licensee will continue to deliver royalty reports to each Licensor after the termination or expiration of this Agreement until such time as all Licensed Product(s) permitted to be sold after termination have been sold or destroyed and all corresponding royalties have been paid to Licensors.

8.2

Licensee shall provide Licensor with Licensee’s audited financial statements for the preceding fiscal year including, at a minimum, a balance sheet and income statement (i) in the case Licensee’s ordinary shares are not listed or authorized for trading on any recognized national securities exchange (including NASDAQ, NYSE, or NASDAQ Copenhagen), on or before the [*] day following the close of Licensee’s fiscal year or (ii) in the case Licensee’s ordinary shares are listed or authorized for trading on any recognized national securities exchange (including NASDAQ, NYSE, or NASDAQ Copenhagen), within [*] days following the date Licensee’s audited financial statements are required to be publicly filed or otherwise provided to shareholders.

8.3

In addition to the regular reports required by Section 8.1 and 8.2 hereof, Licensee shall provide a written report to each Licensor of the date of first occurrence of Net Sales in each country within [*] days of the occurrence thereof.

ARTICLE 9. PAYMENTS, RECORDS and AUDITS

9.1	Payments

Licensee shall pay all royalties accruing to KUCTC and UCLB, as applicable, [*] within [*] days following the calendar quarter in which Net Sales occur. Each payment to KUCTC will reference the KUCTC Technology [*]. All cash payments to KUCTC and UCLB, as applicable, will be made [*]:

in the case of KUCTC, payable by wire transfer or check to the [*] and sent to:

[*]

Wire Transfer Information:

[*]

in the case of UCLB, payable by wire transfer to :

[*]

For converting any Net Sales made in a currency other than [*], the Parties will use the conversion rate customarily used by the Licensee, Affiliate or Sublicensee at such time for preparation of its relevant financial statements.

9.2	Deductions

All sums due under this Agreement will be made without any set-off, deduction or withholding except as may be required by law. If Licensee is required by law to make any deduction or to withhold any part of any amount due to either of the Licensors under this Agreement, Licensee will give to the relevant Licensor proper evidence of the amount deducted or withheld and payment of that amount to the relevant taxation authority, and will do all things in its power to enable or assist the relevant Licensor to claim exemption from or, if that is not possible, to obtain a credit for the amount deducted or withheld under any applicable double taxation or similar agreement from time to time in force.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.3	Late Payments

In the event royalty payments or other fees are not received by [*] or [*], as applicable, when due hereunder, Licensee shall pay to the applicable Licensors interest charges at the rate of [*] per annum on the total royalties or fees due for the reporting period.

9.4	Records

Licensee shall keep, and cause its Sublicensees and Affiliates to keep, complete, true and accurate records and books (in accordance with international accounting or U.S. GAAP standards) containing all particulars that may be necessary for the purpose of showing the amounts payable to the applicable Licensors hereunder. Records and books shall be kept at Licensee’s or the Affiliate’s or Sublicensee’s principal place of business.

9.5	Audit

Such books and the supporting data shall be open to inspection by each Licensor or its agents, upon reasonable prior notice to Licensee, at all reasonable times during the Term, upon reasonable prior notice to Licensee, for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. Such access will be available to each Licensor upon not less than [*] days written notice to Licensee, not more than once each calendar year of the Term, during normal business hours, and once a year for [*] years after the expiration or termination of this Agreement. Licensee shall co-operate with each Licensor in good faith to resolve any discrepancies identified during any such inspection and shall pay any shortfall in the amounts paid to each Licensor under this Agreement, together with interest on late payment as specified in Section 9.3, within [*] days following receipt of a copy of the inspection report. Should such inspection lead to the discovery of a greater than [*] discrepancy in reporting to any Licensor’s detriment, Licensee agrees to pay the full cost of such inspection.

ARTICLE 10. PATENT MARKING

10.1

Licensee shall permanently and legibly mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking and notice provisions under Title 35, United States Code.

ARTICLE 11. PATENT PROSECUTION AND MAINTENANCE

11.1

Licensee shall be responsible for the drafting, filing, prosecution and maintenance of any Patent Rights (in the name of each Licensor, as appropriate) at its own cost and expense. Licensee shall consult with each Licensor in making any material decisions relating to the Patent Rights such as in which countries to file and maintain the Patent Rights, and the scope of the claims, and any reductions or limitations to the extent of the patent coverage.

11.2

Licensee will ensure that each Licensor receives copies of all material correspondence to and from patent offices in respect of the Patent Rights, including copies of all documents generated in or with such correspondence, and where practicable shall be given reasonable notice of and the opportunity to participate in any material conference calls or meetings with Licensee’s patent attorneys in relation to the drafting, filing, prosecution and maintenance of the Patent Rights, so that Licensors may be informed of progress with the drafting, filing, prosecution and maintenance of the Patents. Licensee shall promptly notify each Licensor of the grant of each patent comprised within the Patents.

11.3

If Licensee wishes to abandon any application or not to maintain any patent contained with the Patent Rights, it shall give no less than [*] prior written notice to each Licensor and on the expiry of such notice period the licenses of the relevant Patent Rights granted to the Licensee under this Agreement shall cease.

ARTICLE 12. TERMINATION BY LICENSOR

12.1

If Licensee should: (a) fail to make any payment at the time that the same should be due; (b) violate or fail to perform any covenant, condition, or undertaking of this Agreement to be performed by it hereunder in any material respect, including any breach of Article 6 (including, for the avoidance of doubt, section 6.1(e)); (c) file a bankruptcy action, or have a bankruptcy action against it, or become Insolvent; or (d) enter into a composition with creditors, or have a receiver appointed for it; then any Licensor may give written notice of such default to Licensee. If Licensor gives

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

notice of a default under (a) or (b) and Licensee should fail to cure such default within [*] days following the date of such notice, each Licensor shall have the right to terminate this Agreement forthwith by written notice to the other Parties. If Licensor gives notice of a default under (c) or (d) this Agreement shall forthwith terminate.

12.2

No termination of this Agreement by any Licensor shall relieve Licensee of its obligation to pay any monetary obligation or to issue the shares to the Licensors pursuant to Article 6 due or owing at the time of such termination, and shall not impair any accrued right of any Licensor. Licensee shall [*] and [*] or [*]. Articles 4 (in relation to any payments due to Licensors in relation to the period prior to termination and in relation to any disposition of Licensed Products following termination pursuant to Article 14), 6, 7, 8 (in relation to any reports due to Licensors in relation to the period prior to termination or in relation to any disposition of Licensed Products following termination pursuant to Article 14), 9, 17, 20, 21, 22, 23, 24, 26 and 27 and Section 2.5 (in relation only to Licensee’s obligation to assign its right, title and interest to any sublicenses to Licensors on termination), 3.2, 5.4, 5.6, 12.2, 13.3, 15.2, 15.3, 15.4, and 15.5 hereof shall survive any termination of this Agreement.

12.3

In case this Agreement is terminated, any Shares that should have been delivered/issued to the Licensors by the Licensee in accordance with Article 6 had the Agreement not been terminated (i.e. based on Reports submitted by either of the Licensors after 1 January of the year of termination and up until and including the date of termination), shall be issued or delivered by the Licensee to the Licensors no later than [*] calendar days after the date of termination of this Agreement. To the extent the Licensee cannot issue or deliver such Shares to the Licensors in accordance with Article 6.1(d) under applicable law, the Licensors shall be entitled (but not obligated) to subscribe for such Shares at par value.

ARTICLE 13. TERMINATION BY LICENSEE

13.1

Subject to section 13.4, if any of the Licensors should: (a) violate or fail to perform any covenant, condition, or undertaking of this Agreement to be performed by it hereunder in any material respect; (b) file a bankruptcy action, or have a bankruptcy action against it, or become Insolvent; or (c) enter into a composition with creditors, or have a receiver appointed for it; then Licensee may give written notice of such default to each Licensor. If Licensee gives notice of a default under (a) and the relevant Licensor should fail to cure such default within [*] days following the date of such notice, Licensee shall have the right to terminate this Agreement forthwith by written notice to the other Parties. If Licensee gives notice of a default under (c) or (d) this Agreement shall forthwith terminate.

13.2

Following the delivery to the Licensors of the final clinical study report for the Study, but subject always to section 13.4, Licensee may terminate this Agreement at any time and from time to time thereafter without cause, by giving written notice thereof to each Licensor if, but only if: (a) the Study fails to achieve the primary end points as per the protocol accepted by the KUMC internal review board (IRB), (b) any applicable regulatory authority notifies Licensee, Sublicensee, or any of their Affiliates that it has declined to approve the New Drug Application or Marketing Authorisation Application (or other comparable filings) for the Licensed Product for the Intended Indication, or (c) such regulatory authority has approved or indicates it will approve such New Drug Application or Marketing Authorisation Application (or other comparable filings) with a product label for the Licensed Product for the Intended Indication which must contain a so-called “Black-Box Warning.” Such termination shall be effective [*] days after such notice and all Licensee’s rights associated therewith shall cease as of that date.

13.3

Any termination pursuant to Section 13.1 or 13.2 hereof shall not relieve Licensee of its obligation to pay any monetary obligation or to issue the shares to the Licensors pursuant to Article 6 due or owing at the time of such termination, and shall not impair any accrued right of any Licensor. Licensee shall [*] and [*] or [*]. Articles 4 (in relation to any payments due to Licensors in relation to the period prior to termination and in relation to any disposition of Licensed Products following termination pursuant to Article 14), 6, 7, 8 (in relation to any reports due to Licensors in relation to the period prior to termination or in relation to any disposition of Licensed Products following termination pursuant to Article 14), 9, 17, 20, 21, 22, 23, 24, 26 and 27and Section 2.5 (in relation only to Licensee’s obligation to assign its right, title and interest to any sublicenses to Licensors on termination), 3.2, 5.4, 5.6, 12.2, 13.3, 15.2, 15.3, 15.4, and 15.5 hereof shall survive any termination of this Agreement.

13.4

Notwithstanding any other provision of this Agreement, Licensee shall not be entitled to exercise any right to terminate this Agreement until such times as the Study has been completed and all shares to be issued to Licensors pursuant to Article 6 based on [*] have been duly issued to the Licensors [*].

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 14. DISPOSITION OF LICENSED PRODUCTS ON HAND

14.1

Upon expiration or termination of this Agreement by either Party, Licensee shall be entitled to dispose of any such Licensed Products following such expiration or termination subject to payment of royalties to the Licensors under Article 4.

ARTICLE 15. WARRANTY BY LICENSOR

15.1

Each Licensor warrants that it has the lawful right to grant the licenses set forth in this Agreement. UCLB hereby warrants that UCL has assigned to UCLB all of UCL’s right, title and interest in and to any data and know-how generated in the course of research in connection with the Study undertaken at UCL.

15.2

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.1, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH LICENSOR, ITS AFFILIATES, AGENTS, EMPLOYEES, AND THE INVENTORS HAVE MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. ANY CONDITIONS, WARRANTIES OR OTHER TERMS IMPLIED BY STATUTE OR COMMON LAW ARE HEREBY EXCLUDED FROM THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY LAW. IN NO EVENT SHALL ANY LICENSOR, ITS AFFILIATES, AGENTS, EMPLOYEES, AND THE INVENTORS BE HELD RESPONSIBLE FOR ANY DIRECT, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFIT (WHETHER DIRECT OR INDIRECT) OR LOSS OF REVENUE, BUSINESS OPPORTUNITY OR GOODWILL ARISING OUT OF OR IN CONNECTION WITH THE EXERCISE OF THE RIGHTS GRANTED TO LICENSEE UNDER THIS AGREEMENT, EVEN IF ANY LICENSOR IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

15.3	Nothing in this Agreement shall be construed as:

a.

a warranty or representation by any Licensor or their Affiliates as to the conduct of the Study or the efficacy or suitability of the Licensed Data and/or Patent Rights for any particular purpose, notwithstanding that the Licensee’s intended purpose may be known to the Licensor and/ or their Affiliates.

b.

a warranty or representation by any Licensor and/ or their Affiliates that the exercise or practice by the Licensee of the license of the Licensed Data and/or Patent Rights granted herein (including for the purpose of making, using, selling, offering for sale, or importing the Licensed Product) is or will be free from infringement of intellectual property rights of third parties.

c.	as to the scope of any of the Patent Rights or that any of the Patent Rights is or will be valid or (in the case of an application) will proceed to grant.

d.	an obligation by any Licensor or their Affiliates to bring or prosecute actions or suits against third parties for patent infringement.

e.	conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property rights of any Licensor other than the Licensed Data and/or Patent Rights.

15.4

Each Licensor’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed [*] or [*], whichever is the lower. Notwithstanding the foregoing, the liability of KUMC, as an agency of the State of Kansas, is defined under and limited by the Kansas Tort Claims Act (K.S.A. 75-6101 et seq.).

15.5

Nothing in this Agreement excludes any Party’s liability to the extent that it may not be so excluded under applicable law, including but not limited to any such liability for death or personal injury caused by that Party’s negligence, or liability for fraud or fraudulent misrepresentation.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 16. PATENT ENFORCEMENT

16.1	Enforcement

As between the Parties, Licensee shall have the sole right, but not the obligation, to institute, prosecute, and control at its own expense any action or proceeding with respect to any matters relating to Patent Rights by counsel of its own choice, in Licensee’s own name and under Licensee’s direction and control. The foregoing right of Licensee shall include the right to perform all actions of a reference product sponsor set forth in the U.S. Hatch-Waxman Act or Public Health Service Act, and any ex-U.S. equivalent of such laws.

16.2	Right to Participate; Joinder

Each Licensor agrees, at the reasonable request [*], to join any such action or proceeding as a party if doing so is necessary for the purposes of establishing standing or is otherwise required by applicable Law to pursue such action or proceeding contemplated by Section 16.1, provided always that (i) before commencing any such action, Licensee shall consult with Licensors as to the advisability of the action, its effect on the good name of the Licensors, the public interest, and how the action should be conducted, (ii) each Licensor shall be indemnified and secured by Licensee in a reasonable manner as to any costs (including internal costs), damages, expenses or other liability which may be incurred as a result of so joining any such action) and shall have the right to be separately represented by its own counsel [*], and (iii) Licensee shall pay to the Licensors royalties, in accordance with Article 4, on any damages received from such action as if the amount of such damages after deduction of all Parties’ reasonable expenses in relation to the action were Net Sales. Notwithstanding the foregoing, neither Licensor shall be obliged to join any suit or to take any action in its own name if that Licensor has reasonable grounds to believe that the action is inadvisable or is likely to damage their good name provided that where a Licensor notifies Licensee that it declines to join any suit or take any action in its own name on the foregoing grounds and Licensee considers that it cannot effectively enforce the Patent Rights or obtain effective relief in the relevant jurisdiction without the joinder of the relevant Licensor, then the relevant Licensor and Licensee will work together in good faith to try to identify a way for the Licensee to enforce such rights or obtain such relief in another manner.

16.3	Settlement

A settlement or consent judgment or other voluntary final disposition of a suit under this Section 16.3 may be entered into without the consent of the Party not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Section 16.3 shall not, without the consent of the Party not bringing suit, impose any liability on any of the Licensors or contain any allegation or admission of wrongdoing relating to a Party or otherwise contain any statements relating to that Party which may damage that Party’s reputation without that Party’s prior written consent.

ARTICLE 17. INSURANCE

17.1	Insurance Requirements

Licensee will, at its sole cost and expense and at all times during the Term, procure and maintain commercial general liability insurance issued by an insurance carrier with [*] or better in amounts not less than [*] per incident and [*] annual aggregate. Licensee will have [*]. All rights of subrogation will be waived against Licensor and its insurers. Such commercial general liability and product liability insurance will provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The specified minimum insurance amounts will not constitute a limitation on Licensee’s obligation to indemnify each of the Licensors, their Affiliates and their respective officers, employees and agents, under this Agreement.

17.2	Evidence of Insurance and Notice of Changes

Licensee will provide each Licensor with written evidence of such insurance upon request by the relevant Licensor. Licensee will provide each Licensor with written notice of at least [*] days prior to the cancellation, non-renewal, or material change in such insurance.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

17.3	Continuing Insurance Obligations

Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Data is being used or Licensed Product(s) is being commercially distributed or sold by Licensee, any Affiliate, or any Sublicensee or agent of Licensee; and (ii) for [*] years after such period.

ARTICLE 18. WAIVER

18.1	No waiver by any Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

ARTICLE 19. ASSIGNABILITY

19.1

This Agreement (and any rights and/ or obligations under this Agreement) are not assignable or otherwise transferable (including by operation of law, merger, or other business combination) by Licensee without the prior written consent of each Licensor; it being understood and agreed that any Party may assign its rights and obligations under this Agreement to any Affiliate so long as the original Party remains obligated to the other Parties as if no such assignment has occurred. The failure of Licensee to comply with the terms of this paragraph shall be grounds for termination of the Agreement by any Licensor under Article 12.

ARTICLE 20. INDEMNIFICATION BY LICENSEE

20.1

Licensee shall indemnify, hold harmless and defend each Licensor, and its respective officers, employees, inventors, Affiliates, and agents, against any and all claims, suits, losses, damages, costs, liabilities, fees and expenses (including reasonable fees of attorneys) resulting from or arising out of or in connection with: (a) the exercise of any license granted under this Agreement; (b) the breach of this Agreement by Licensee or its Affiliates or Sublicensees; (c) Licensee’s failure to comply with any applicable laws, rules, or regulations, or (d) any act, error, or omission of Licensee, its officers, agents, employees, Affiliates, or Sublicensees, except where such claims, suits, losses, damages, costs, fees, or expenses result solely from the gross negligence, fraud, or intentional misconduct of the relevant Licensor, or its Affiliates, officers, employees or agents.

20.2

Licensee shall give each Licensor prompt and timely notice of any claim or suit instituted of which Licensee has knowledge that in any way, directly or indirectly, affects or might affect each Licensor, and each Licensor shall have the right at its own expense to participate in the defense of the same.

ARTICLE 21. NOTICES

21.1

Any payment, notice or other communication required or permitted to be given to any Party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient’s normal business hours; or (b) on the date of attempted delivery if delivered by international courier, express mail service or first-class mail, registered or certified. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as the relevant Party shall designate by written notice given to the other Parties as follows:

In the case of Licensee:

Orphazyme A/S

Ole Maaløes Vej 3, DK-2200 N

Copenhagen, Denmark

With a copy to:

Dechert LLP

1900 K St., N.W.

Washington, D.C. 20006

Telephone: (202) 261-3440

Attn: David E. Schulman

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

In the case of Licensors:

[*]

and:

[*]

ARTICLE 22. REGULATORY COMPLIANCE

22.1	When required by local/national law, Licensee shall register this Agreement, [*], and otherwise ensure that the local/national laws affecting this Agreement are fully satisfied.

22.2

Licensee shall comply, in all material respects, with all applicable U.S. laws dealing with the export and/or management of technology or information. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (1) ITAR and EAR product/service/data-specific requirements; (2) ITAR and EAR ultimate destination-specific requirements; (3) ITAR and EAR end user-specific requirements; (4) ITAR and EAR end use-specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Product(s) and/or Patent Rights (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Product(s) and/or Patent Rights (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations

22.3

If required by applicable law, then Licensee agrees that products used or sold in the United States embodying Licensed Products shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the sponsoring federal agency.

22.4	General Compliance with Laws

Licensee will at all times (and will ensure its Affiliates and Sublicensees) comply with all legislation, rules, regulations and statutory requirements applying to and obtain any consents necessary for its use of the Licensed Data and/or Patent Rights and/or the development, manufacture, use and sale of Licensed Products in any country within the Territory.

22.5	Bribery Act

Licensee shall (and shall procure that any persons associated with it engaged in the performance of this Agreement including its Affiliates and Sublicensees shall):

a.

comply with all applicable laws and codes of practice relating to anti-bribery and anti-corruption including but not limited to the United Kingdom Bribery Act 2010 and without prejudice to the foregoing generality, shall not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of such Act do or omit to do any act that will cause or lead UCLB to be in breach of that Act;

b.

comply with UCLB’s ethics, anti-bribery and anti-corruption policies as available on UCL’s website from time to time and maintain in place and enforce throughout the term of this Agreement adequate procedures to ensure compliance with sub-section a. above; and

c.	promptly report to UCLB any request or demand for any undue financial or other advantage of any kind received in connection with the performance of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

For the purpose of this Section, the meaning of adequate procedures and whether a person is associated with another person shall be determined in accordance with the United Kingdom Bribery Act 2010 (and any guidance issued under section 9 of that Act). Breach of this Section shall be deemed a material breach of this Agreement entitling UCLB to terminate under Article 11.

22.6	Modern Slavery Act

Licensee shall (and shall procure that any persons associated with it engaged in the performance of this Agreement including its Affiliates and Sublicensees shall) comply with all applicable laws and codes of practice relating to anti-slavery including the united Kingdom Modern Slavery Act 2015. Such compliance shall include ensuring that all reasonable steps are taken to ensure that all parties associated with the development, manufacture and commercialisation of the Licensed Products comply with all applicable laws and codes of practice relating to anti-slavery including the United Kingdom Modern Slavery Act 2015.

22.7	Export Control Regulations

Licensee shall ensure that, in using the Licensed Data and/or Patent Rights and in selling Licensed Products, it and its Affiliates, employees, sub-contractors and Sublicensees shall comply fully with any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force (as applicable), which impose arms embargoes or control the export of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes) and certain drugs and chemicals.

ARTICLE 23. GOVERNING LAW

23.1    This Agreement shall be interpreted and construed in accordance with the laws of [*], without application of any principles of choice of laws.

ARTICLE 24. RELATIONSHIP OF PARTIES

24.1

In assuming and performing the respective obligations under this Agreement, Licensee and each Licensor are each acting as independent parties and neither shall be considered or represent itself as a joint venture, partner, agent or employee of the other.

24.2

Licensee acknowledges that the obligations on Kansas and UCLB under this Agreement shall be several. Nothing in this Agreement is intended to create joint liability or joint and several liability between the Licensors, and neither Kansas nor UCL shall have any responsibility for the acts and omissions of the other under or in connection with this Agreement, or for the other’s breach or non-performance of the warranties, undertaking and obligations contained in this Agreement.

ARTICLE 25. USE OF NAMES

25.1	By Licensee

Licensee shall not, without prior written consent of any Licensor, use the name or any trademark or trade name owned by such Licensor in any publication, publicity, advertising, or otherwise, except that Licensee may identify such Licensor as the licensor of the Licensed Data, Patent Rights and Licensed Products.

25.2	By Licensor

Each Licensor may use Licensee’s name in connection with such Licensor’s publicity related to such Licensor’s intellectual property and commercialization achievements.

ARTICLE 26. DISPUTE RESOLUTION

26.1

Except for the right of any Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement which the Parties shall

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be unable to resolve within [*] days shall be mediated in good faith. The Party raising such dispute shall promptly advise each other Party of such dispute. By not later than [*] business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party, and shall additionally have advised each other Party in writing of the name and title of such representative. By not later than [*] days after the date of such notice of dispute, the Party against whom the dispute shall be raised shall select a mediator [*] and such representatives shall schedule a date with such mediator for a hearing. The Parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the Parties have not been able to resolve the dispute within [*] business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved through arbitration if [*], or through any judicial proceeding either in the courts of [*] or [*], to whose jurisdiction for such purposes Licensee and each Licensor each hereby irrevocably consents and submits. All costs and expenses, including reasonable attorneys’ fees, of each Party in connection with resolution of a dispute by arbitration or litigation of such controversy or claim shall be borne as directed by the court, judicial body or arbitrator presiding over the relevant proceedings. Subject to sections 12.2 and 13.3, if the court, judicial body or arbitrator does not make such a direction, each Party will be responsible for its own costs and expenses, including attorneys’ fees.

ARTICLE 27. GENERAL PROVISIONS

27.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

27.2	This Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party.

27.3	No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by both Parties hereto.

27.4

This Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter thereof. For the avoidance of doubt this Agreement shall not supersede the terms of the Material Transfer Agreement between UCL, KUMC and Licensee dated [*] (as amended) which shall remain in full force and effect.

27.5

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

27.6	This Agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document.

27.7

In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other [*] as may be determined by the court, judicial body or arbitrator presiding over the relevant proceedings.

27.8

Except as required by applicable law, legal process, or stock exchange rules, none of the Parties may disclose the financial terms of this Agreement without the prior written consent of the other Party.

27.9

Licensee acknowledges that each of KUCTC and KLSDC is a 501c(3) corporation; Licensee will exercise necessary precautions to ensure that each of KUCTC and KLSDC’s 501c(3) status is not jeopardized by Licensee’s activity under this Agreement by refraining from engaging in prohibited activity, including, but not limited to, making political contributions or engaging in substantial lobbying of legislators for or on behalf of KUCTC and KLSDC.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, each Licensor and Licensee have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written.

ORPHAZYME A/S		KU CENTER FOR TECHNOLOGY COMMERCIALIZATION, INC.

By	/s/ Georges Gemayel	By:
	(Signature)		(Signature)

Name	GEORGES Gemayel	Name:	[*]
(Please Print)

Title	Chairman	Title:	[*]

Date	Oct 25, 2017	Date

UNIVERSITY OF KANSAS		KANSAS LIFE SCIENCES DEVELOPMENT COMPANY, INC.

By		By:
	(Signature)		(Signature)

Name		Name:
(Please Print)
Title:
Title
Date
Date

UCL BUSINESS PLC

By
(Signature)

Name
(Please Print)

Title

Date

[Signature page to license agreement]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, each Licensor and Licensee have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written.

ORPHAZYME A/S		KU CENTER FOR TECHNOLOGY COMMERCIALIZATION, INC.

By	/s/ Anders Hinsby	By:	[*]
	(Signature)		(Signature)

Name	ANDERS HINSBY	Name:	[*]
(Please Print)

Title	CEO	Title:	[*]

Date	26 Oct 2017	Date	[*]

UNIVERSITY OF KANSAS		KANSAS LIFE SCIENCES DEVELOPMENT COMPANY, INC.

By	[*]	By:	[*]
	(Signature)		(Signature)

Name	[*]	Name:	[*]
(Please Print)

Title	[*]	Title:	[*]

Date	[*]	Date	[*]

UCL BUSINESS PLC

By	[*]
(Signature)

Name	[*]
(Please Print)

Title	[*]

Date	[*]

[Signature page to license agreement]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT “A”

XXXX ROYALTY REPORT

LICENSEE:                                                                                                                        KUCTC Technology ID #

Period Covered: From                              Through:

Prepared By:                                                                                                                      Date:

Approved By:                                                                                                                    Date:

If Licensee has several licensed products, please prepare separate reports for each. Then, compile all licensed products into a summary report.

Country and Patent	Product or Tradename	Quantity Sold	Unit Price	Gross Sales	* Less Allowances	Net Sales	Royalty Rate	Period Royalty Amount
								This Year	Last Year
USA				$	$	$		$	$
#
Canada
#
Europe:
#
#
#
#
#
#
Japan
#
Other:
#
#
Sublicense #1 (name)
#
Sublicense #2 (name)
#

TOTAL:				$	$	$		$	$

Total Royalty Due: $

The following royalty forecast is non-binding and for internal planning only:

Royalty Forecast Under This Agreement: Qtr 1:                     Qtr 2:                     Qtr 3:                     Qtr 4:

*

On a separate page, please indicate the reasons for adjustments, if significant. Please refer to the following examples as applicable: (1) cash, trade or quantity discounts actually allowed; (2) sales, use, tariff, customs duties or other excise taxes directly imposed upon particular sales; (3) outbound transportation charges—prepaid or allowed, and (4) allowances or credits to third parties for rejections or returns.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT “B”

DEVELOPMENT PLAN

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT “C”

IND TRANSFER LETTERS

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.